EX‑35.1

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 55 0 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2011, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, , as Master Servicer, Midland Loan Services, A Division of PNC Bank, NA, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Custodian, and Trimont Real Estate Advisors, Inc., as Trust Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-C5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

·         A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 2014, and of its performance per the Agreement during such period has been made  under my supervision, and

·         To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2014 through December 31, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/  Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far